Exhibit 10.6

The 2025 bonus plan for our executive officers determines bonuses by the extent to which three financial performance goals and various business performance objectives are met.
Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each financial performance goal is assigned a percentage weight. A percentage for each financial performance goal is calculated based on the company’s achievement against the goal. That percentage is multiplied by the weight for that goal. The individual financial performance goals, as generally described, and their weightings are:

–Return on Equity (45%): Calculated as adjusted net operating income, divided by beginning of the year shareholders’ equity excluding Accumulated Other Comprehensive Income (Loss), and adjusted for financial impacts of GSE-mandated mortgage insurance cancellations inconsistent with prior business practices);
–New Insurance Written (“NIW”) (15%): (Includes NIW from (i) traditional loan level insurance, (ii) loan level insurance executed through a managing agent or directly with a GSE or other entity, and (iii) credit risk transfer (calculated as 1/3 of the unpaid principal balance of the loans committed to be insured by us during the year). NIW will be calculated on a monthly basis and each month's NIW will be included in NIW only if it achieves the Hurdle Rate;and
–Insurance in Force (15%): The unpaid principal balance, as reported to us, of the loans insured by us, as of the end of the year, adjusted for financial impacts of GSE-mandated mortgage insurance cancellations inconsistent with prior business practices.

Performance against business objectives is assigned a percentage in the aggregate, which is multiplied by 25%. The subjects addressed by the business performance objectives are: transforming our business to sustain our success; certain Corporate Sustainability considerations; and ensuring we have the appropriate amount and form of capital to support our strategies and meet the needs of our stakeholders.

The resulting percentages for achievement against the financial performance goals and the business objectives are added. The resulting pay-out, if any, can range from threshold, which is 50% of target, to maximum, which is 200% of target. The Committee has discretion to decrease by as much as 10 percentage points or increase by as much as 10 percentage points the resulting percentage (the “Bonus Pool Percentage”), but the Bonus Pool Percentage will not exceed maximum.